Exhibit 1

COMPLAINT

IN THE CIRCUIT COURT OF THE SEVENTH JUDICIAL CIRCUIT, IN AND FOR ST. JOHNS COUNTY, FLORIDA

FRANVENTURES LLC. and BRIAN PAPPAS.,

Plaintiffs,

vs.	Case No.:
Division:
CREATIVE LEARNING CORPORATION,

Defendant.

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COMPLAINT

Plaintiffs, FRANVENTURES LLC and BRIAN PAPPAS (hereafter "Plaintiffs") sue Defendant, CREATIVE LEARNING CORPORATION and allege as follows:

JURISDICTION AND VENUE

1.                  This is an action for breach of contract and declaratory relief, Plaintiffs seek damages in excess of $15,000 from Defendants. Venue is proper in St. Johns County as Defendant’s principal place of business is St. Johns County.

2.                  This court has jurisdiction pursuant to Fla. Stat. Section 86.021. Plaintiff is in doubt as to its rights under a contract with defendant. CREATIVE LEARNING CORPORATION and FRANVENTURES LLC have created an actual controversy involving Plaintiff and Defendants regarding the rights of Plaintiff to receive past and future compensation pursuant to a contract.

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PARTIES

3.                  Plaintiff, FRANVENTURES LLC is a Florida limited liability company.

4.                  Plaintiff, BRIAN PAPPAS, is sui generis and a resident of St. Augustine Florida. At times relevant BRIAN PAPPAS, was a member of FRANVENTURES LLC, and a director, officer and employee of Defendant CREATIVE LEARNING CORPORATION.

5.                  Defendant CREATIVE LEARNING CORPORATION is a Delaware Corporation with its principal place of business located at 701 Market, Suite 113, St. Augustine, FL in St. Johns County Florida. CREATIVE LEARNING CORPORATION conducts business under the trade name, BRICKS 4 KIDZ®, offers programs designed to teach principles of engineering, architecture and physics to children ages 3-12+ using LEGO® bricks. BFK provides classes (both in school and after school), special events programs and day camps that are designed to enhance and enrich the traditional school curriculum, trigger young children's lively imaginations and build self-confidence.

GENERAL ALLEGATIONS

6.                  Exhibit 1 attached hereto is the operating agreement for BFK Franchise Company, LLC. (The “BFK Operating Agreement”). (32 pages)

7.                  FRANVENTURES LLC, Pappas and others were parties to the BFK Operating Agreement. FRANVENTURES LLC was a member of BFK Franchise Company, LLC.

8.                  On July 2, 2010 the Defendant CREATIVE LEARNING CORPORATION acquired BFK Franchise Company, LLC a Nevada limited liability company formed in May 2009, under a Stock Exchange Agreement with the members of BFK for 9,000,000 shares of the Company's common stock. (The “BFK Reverse Merger”).

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9.                  As a result of the BFK Reverse Merger, CREATIVE LEARNING CORPORATION became obligated to the obligations set forth in the BFK Operating Agreement.

10.                Prior to July 2, 2010 the BFK Operating Agreement obligated BFK Franchise Company, LLC to pay its members in accordance with the terms of the agreement. Exhibit B to the BFK Operating Agreement (reproduced below in Figure 1) obligated BFK Franchise Company, LLC to pay FRANVENTURES LLC in accordance with its terms.

11.                After July 2, 2010, Exhibit B to the BFK Operating Agreement obligated CREATIVE LEARNING CORPORATION to pay FRANVENTURES, LLC in accordance with the terms of that Operating Agreement.

Figure 1 – Exhibit B to the BFK Operating Agreement

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12.                CREATIVE LEARNING CORPORATION’s fiscal year end is September 30.

13.                For Fiscal year end 2013, Defendant CREATIVE LEARNING CORPORATION paid Plaintiff FRANVENTURES LLC $248,127.

14.                For Fiscal year end 2014, Defendant CREATIVE LEARNING CORPORATION paid Plaintiff FRANVENTURES LLC $289,061

15.                The payments made by CREATIVE LEARNING CORPORATION to Plaintiff FRANVENTURES LLC as disclosed in the Form 10-K Creative Learning Corp. period ending 9.30.14 CIK 0001394638 were made in accordance with the terms of Exhibit B of the BFK Operating Agreement.

16.                In 2015, CREATIVE LEARNING CORPORATION purported to terminate BRIAN PAPPAS’s employment with CREATIVE LEARNING CORPORATION.

17.                In 2015, CREATIVE LEARNING CORPORATION breached the terms of the BFK Operating Agreement and Exhibit B thereto byfailing to pay FRANVENTURES LLC and BRIAN PAPPAS in accordance therewith.

18.                In 2015, CREATIVE LEARNING CORPORATION purported to terminate the BFK Operating Agreement and Exhibit B thereto at a meeting of the board of directors of CREATIVE LEARNING CORPORATION.

19.               From time to time as an accommodation to CREATIVE LEARNING CORPORATION, Plaintiffs FRANVENTURES LLC and BRIAN PAPPAS accepted a portion of the sums due under the terms of the BFK Operating Agreement and Exhibit B thereto as employee compensation.

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COUNT I

BREACH OF CONTRACT

20.               Plaintiffs sue Defendants and reallege paragraphs 1 through 20 as if fully set forth herein.

21.               Defendant CREATIVE LEARNING CORPORATION was obligated to the terms of the Exhibit B to the BFK Operating Agreement and concomitant obligation to pay FRANVENTURES LLC and BRIAN PAPPAS in accordance therewith.

22.               CREATIVE LEARNING CORPORATION breached terms of the BFK Operating Agreement and Exhibit B thereto by failing to pay FRANVENTURES LLC and BRIAN PAPPAS in accordance with its terms.

23.               As a direct and proximate result of the breach, Plaintiff has been damaged in an amount to be determined through discovery.

24.               All conditions precedent to suit have been performed or waived.

WHEREFORE, Plaintiffs demand judgment against Defendants for compensatory damages, pre judgment interest, post judgment interest, costs and such other relief this court deems appropriate.

COUNT II

DECLARATORY JUDGMENT ACTION

25.               Plaintiffs sue Defendants and reallege paragraphs 1 through 20 as if fully set forth herein.

26.               A dispute exists between FRANVENTURES LLC and CREATIVE LEARNING CORPORATION as to the terms and enforceability of the agreement set forth in Exhibit B to the BFK Operating Agreement .

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27.              CREATIVE LEARNING CORPORATION asserts that the agreement is terminated and that it is not obligated to pay FRANVENTURES LLC in accordance with its terms.

28.              FRANVENTURES LLC asserts that CREATIVE LEARNING CORPORATION is obligated to pay FRANVENTURES LLC in accordance with the terms of Exhibit B to the BFK Operating Agreement .

29.              CREATIVE LEARNING CORPORATION acquired BFK Franchise Company, LLC and thereby assumed the assets and liabilities of BFK Franchise Company, LLC including the contractual duties established in Exhibit B to the BFK Operating Agreement.

30.              Plaintiff has a good faith doubt as to its rights to be paid pursuant to the BFK Operating Agreement and is entitled to have those doubts removed by a declaration from this court.

WHEREFORE, Plaintiff prays the court for the following relief:

That the court take jurisdiction of this Complaint and, after due notice, enter judgment:

(A) declaring the rights of all parties to the BFK Operating Agreement.

(B) declaring that CREATIVE LEARNING CORPORATION is obligated to pay FRANVENTURES LLC in accordance with the terms of Exhibit B to the BFK Operating Agreement.

(C) and granting such other relief as this court deems appropriate.

Dated this ______ day of February 2016.

THE WILNER FIRM

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Richard J. Lantinberg
Florida Bar No. 956708 444 East Duval Street, 2d Floor Jacksonville, Florida 32202
Telephone:	(904) 446-9817
Facsimile:	(904) 446-9825

Attorneys for Plaintiff(s)

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